As filed with the Securities and Exchange Commission on September 4, 1998

                                                      Registration No. 333-60925

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         -------------------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                         -------------------------------

                        MARCUM NATURAL GAS SERVICES, INC.
                        ---------------------------------
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                             84-1169358
-------------------------------                             ----------------
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                             Identification No.)

                            1675 BROADWAY, SUITE 2150
                             DENVER, COLORADO 80202
    ------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                  A. BRADLEY GABBARD, EXECUTIVE VICE PRESIDENT
                        MARCUM NATURAL GAS SERVICES, INC.
                            1675 BROADWAY, SUITE 2150
                             DENVER, COLORADO 80202
                                 (303) 592-5555
 ------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                               PAUL R. HESS, ESQ.
                    KEGLER, BROWN, HILL & RITTER CO., L.P.A.
                        65 EAST STATE STREET, SUITE 1800
                              COLUMBUS, OHIO 43215
                                 (614) 462-5400


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
         If this Form if filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                               CALCULATION OF REGISTRATION FEE
====================================================================================================================================
   Title of Each Class of             Amount            Proposed Maximum       Proposed Maximum          Amount of Registration
      Securities to be                 to be             Offering Price            Aggregate                      Fee
         Registered                 Registered            Per Unit (1)        Offering Price (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01      931,802 shares            $4.00 (5)           $3,727,208 (5)                 $1,099.53
per share, and related
Preferred Share Purchase
Rights (2)(3)(4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock Purchase
Warrants (4)                     155,081 warrants              (6)                    (6)                         (6)
------------------------------------------------------------------------------------------------------------------------------------

Total                                                                            $3,727,208                  $1,099.53 (7)

====================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").

(2) Includes Preferred Share Purchase Rights to purchase shares of Series C Preferred Stock, par value $.01 per share, of Marcum Natural Gas Services, Inc. No separate consideration will be received for the Preferred Share Purchase Rights which, prior to the occurrence of certain prescribed events, are not exercisable, will be evidenced by the certificates for Common Stock and will be transferable along with and only with the Common Stock.

(3) Represents the number of shares of Common Stock issuable upon exercise of Common Stock Purchase Warrants (the "Warrants") to be distributed at no cost to holders of Common Stock after the effective date of this Registration Statement.

(4) Pursuant to Rule 416 under the Securities Act, the Registration Statement also covers an indeterminate number of additional Warrants and shares of Common Stock issuable upon exercise of the Warrants as may be issued pursuant to the anti-dilution provisions of the Warrants.

(5)      Based upon a Warrant exercise price of $4.00 per share.

(6) Represents Warrants being registered for resale by a Selling Securityholder in the same registration statement as the Common Stock issuable upon exercise of the Warrants; accordingly, no separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(7) No additional Registration Fee is due with this filing. A Registration Fee in the amount of $1,657.33 was previously paid in connection with the initial filing of the Registration Statement on August 7, 1998.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                              SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED SEPTEMBER 4, 1998

PROSPECTUS

                        MARCUM NATURAL GAS SERVICES, INC.

                         931,802 Shares of Common Stock
                     155,081 Common Stock Purchase Warrants

         This Prospectus relates to the offering by Marcum Natural Gas Services, Inc. a Delaware corporation (the "Company"), of 931,802 shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Company issuable upon the exercise of 931,802 Common Stock Purchase Warrants (the "Warrants"). The Company will distribute the Warrants as a dividend at no cost to holders of record of its Common Stock as of the close of business on September 10, 1998 (the "Record Date"), on the basis of one Warrant for every four shares of Common Stock held by such holder as of the Record Date. No fractional Warrants will be issued. The number of Warrants to be distributed to each holder will be rounded down to the nearest whole Warrant. The Warrants will be transferable separately from the Common Stock immediately upon distribution. The distribution of the Warrants by the Company to its stockholders is referred to herein as the "Warrant Distribution".

         Each Warrant entitles the holder thereof to purchase one share of the Company's Common Stock at an exercise price of $4.00 per share, subject to adjustment in certain events, at any time during the period commencing on the Record Date and ending at 5:00 p.m., Denver, Colorado time, on September 10, 2003 (five years after the Record Date) (the "Warrant Expiration Date"). The Warrants are redeemable at the option of the Company at a redemption price of $.01 per Warrant at any time on at least 30 days prior written notice, if the closing sale price of the Common Stock equals or exceeds $6.50 for 20 consecutive trading days ending within 30 days prior to the date notice of redemption is given, and if at such time there is a current effective registration statement covering the Common Stock underlying the Warrants. Upon at least 30 days prior written notice to all holders of Warrants, the Company has the right to reduce the exercise price and/or extend the term of the Warrants. See "The Warrant Distribution".

         This Prospectus also relates to the resale by a certain selling securityholder (the "Selling Securityholder") of 155,081 Warrants that it will receive in, or may be entitled to receive as a result of, the Warrant Distribution, subject to the resale limitations of a certain lock-up agreement between the Selling Securityholder and the Company. Although the Company will receive proceeds from the exercise of outstanding Warrants from time to time if and when they are exercised, the Company will not receive any of the proceeds from the sale of the Warrants by the Selling Securityholder. The Selling Securityholder may from time to time offer for sale all or a portion of such Warrants upon The Nasdaq Stock Market's SmallCap Market (the "Nasdaq SmallCap Market") or on such other market or exchange on which the Warrants may from time to time be trading, in privately negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Securityholder may effect such transactions by selling the Warrants directly to purchasers acting as principals for their own accounts or to or through brokers or dealers acting as principals or as agents for their own accounts or for their customers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholder and/or the purchasers of the Warrants for whom such brokers or dealers act as agent, or to whom they sell as principal, or both (which compensation to a particular broker or dealer may be in excess of customary commissions). The Company has agreed to pay all of the expenses incurred in connection with the registration of the resale of the Warrants. See "Selling Securityholder".

         The Common Stock is traded on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "MGAS". On September 3, 1998, the last reported sale price of the Common Stock as reported on The Nasdaq National Market was $1.97 per share. Prior to the date hereof, there has been no public market for the Warrants. The Warrants have been approved for inclusion in The Nasdaq SmallCap Market under the symbol "MGASW".

                                ----------------

         A PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                                -----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

======================================================================================================================
                                                                   UNDERWRITING
                                                                   DISCOUNTS AND
                                           PRICE TO PUBLIC        COMMISSIONS (1)         PROCEEDS TO COMPANY (2)
----------------------------------------------------------------------------------------------------------------------
Per Share                                       $4.00                    $0                        $4.00
----------------------------------------------------------------------------------------------------------------------
Total (3)                                    $3,727,208                  $0                     $3,727,208
======================================================================================================================

(1) The shares of Common Stock are being offered and sold directly by the Company, and no discounts, commissions or other remuneration will be paid to any person for soliciting purchases of the shares of Common Stock underlying the Warrants.

(2) Before deducting expenses of the offering payable by the Company, estimated at $80,000.

(3) Assuming the exercise of all Warrants to be distributed by the Company in the Warrant Distribution.


A certificate evidencing the Warrants ("Warrant Certificates") will be sent on or about September 18, 1998 along with this Prospectus to each holder of record of Common Stock on the Record Date. To the extent a stockholder does not exercise or transfer his Warrants, his proportionate interest in the equity ownership and voting power of the Company will be reduced. The Warrants may not be exercised or sold by any person, and neither this Prospectus nor any Warrant shall constitute an offer to sell or a solicitation of an offer to purchase any shares of Common Stock, in any jurisdiction in which such transactions would be unlawful.

                The date of this Prospectus is September 10, 1998

                              AVAILABLE INFORMATION

         The Company is a reporting company subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission located at Room 1024 Judiciary Plaza, 450 Fifth Street, N.W., Room 204, Washington, D.C. 20549, and at the Regional Offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is listed on The Nasdaq National Market. Reports, proxy and information statements and other information concerning the Company can be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference to such contract, agreement or other document. The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C., and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are hereby incorporated by reference into this Prospectus:

         (i) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997;

         (ii) The Company's Quarterly Reports on Form 10-QSB for the quarterly periods ended March 31, 1998 and June 30, 1998;

         (iii) The Company's definitive Proxy Statement dated May 4, 1998 for the Annual Meeting of Stockholders held on June 12, 1998;

         (iv) The Company's Current Reports on Form 8-K filed with the Commission on May 12, 1998 and July 7, 1998, and on Form 8-K/A filed with the Commission on July 16, 1998; and

         (v) The description of the Company's Common Stock, including the description of the Company's Preferred Share Purchase Rights, contained in the Company's Registration Statement on Form 8-A filed with the Commission on January 10, 1993, as amended on Form 8-A/A Amendment No. 1 filed with the Commission on April 3, 1998, including any amendments or reports filed with the Commission for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person who receives this Prospectus, upon written or oral request of such person, a copy of any or all documents incorporated by reference into this Prospectus, not including exhibits to such documents unless such exhibits are themselves specifically incorporated by reference into such documents. Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under Section 10(a) of the Securities Act will also be provided without charge to each such person, upon written or oral request. Requests should be directed to Secretary, Marcum Natural Gas Services, Inc., 1675 Broadway, Suite 2150, Denver, Colorado 80202, telephone number (303) 592-5555.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus contains, under the captions "Prospectus Summary -- The Company" and "Risk Factors", and incorporates by reference into this Prospectus documents that contain, certain forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts. When used in this Prospectus or in the documents incorporated by reference into this Prospectus, the words "may", "will", "project", "intend", "continue", "believe", "anticipate", "estimate", "expect" and similar expressions, as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such forward-looking statements are based on the current beliefs and expectations of management as well as assumptions made by and information currently available to management and are subject to, and are qualified by, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. These risks and uncertainties include, but are not limited to, the factors described under "Risk Factors", as well as other risks and uncertainties discussed elsewhere in this Prospectus or in certain documents incorporated by reference into this Prospectus. The Company does not intend to, and assumes no responsibility to, update any forward-looking statements, whether as a result of new information, future events or otherwise.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the related notes thereto, appearing elsewhere in this Prospectus or in documents incorporated by reference into this Prospectus. Unless otherwise indicated, all share and per share data and information in this Prospectus has been adjusted to reflect a 1-for-4 reverse split of the Company's Common Stock effected on July 6, 1998. References to the "Company" herein include Marcum Natural Gas Services, Inc. and its subsidiaries, unless the context otherwise requires. Prospective investors should carefully consider the information set forth in "Risk Factors."

                                   THE COMPANY

         The Company is a diversified provider of energy measurement products, services and data management to the energy industry. The Company's operations include the design, manufacture and distribution of automated energy consumption monitoring and recording systems and the provision of natural gas measurement services. The Company is also engaged in the management of natural gas processing and related assets. The Company, incorporated in Delaware on April 5, 1991, is a holding company that conducts its operations through three directly owned subsidiaries: Metretek, Incorporated ("Metretek"), Southern Flow Companies, Inc. ("Southern Flow"), and Marcum Gas Transmission, Inc. ("MGT").

         The Company's strategy is to position itself as an integrated provider of natural gas support products and services. The natural gas industry is characterized by relatively abundant domestic reserves, increasing demand, volatile prices and regulatory changes such as those resulting from the deregulation of the interstate pipeline industry. The Company's strategy is to acquire, develop and operate businesses that are positioned to take advantage of these trends. In implementing this strategy, the Company acquired substantially all of the assets of the Southern Flow Companies division of Weatherford International Incorporated, a provider of natural gas measurement services, and the Company acquired Metretek, which designs, manufactures and sells automated systems to monitor and record natural gas consumption of commercial and industrial customers of natural gas utility companies.

         Southern Flow provides a full range of natural gas measurement services principally to customers involved in natural gas production, gathering, transportation and processing. Metretek designs, manufactures and sells commercial and industrial automatic meter readers ("C & I AMR") systems, electronic corrector equipment and other energy measurement products, services and data management. Metretek's C&I AMR systems provide utility companies and energy service providers with accurate and timely consumption data required in order for them to optimize the operation of their natural gas delivery system and compete effectively in a deregulated environment. MGT currently manages two business trusts that own and operate natural gas related assets.

         On May 4, 1998, Metretek completed the acquisition of substantially all of the assets and business of American Meter Software Corporation (formerly known as Eagle Research Corporation) (the "Selling Securityholder"), pertaining to electronic correctors and non-radio-frequency meter reading devices in the natural gas and electric utility industry (the "American Meter Transaction"). The Selling Securityholder is a wholly-owned subsidiary of American Meter Company ("American Meter"), which is ultimately controlled by Ruhrgas AG, a German corporation. In consideration for the American Meter Transaction, the Company and Metretek paid and delivered to the Selling Securityholder at the closing an aggregate purchase price (the "American Meter Purchase Price") consisting of $1,300,000 in cash, 439,560 unregistered shares of Common Stock of the Company, and a $1,200,000 convertible subordinated promissory note ($600,000 of which is contingent upon Metretek exceeding certain sales targets, as discussed below) (the "American Meter Note"). Up to $1,028,107 of the principal balance of the American Meter Note is convertible at any time at the option of the Selling Securityholder into up to 180,766 unregistered shares of Common Stock of the Company at the rate of $5.6875 of principal per share. The American Meter Purchase Price is subject to upward adjustment based upon Metretek's actual sales of products in the business acquired from the Selling Securityholder during the 18-month period commencing July 1, 1998. If Metretek's annualized sales of products in the acquired business exceeds $3,900,000 during such period, then the American Meter Purchase Price will be increased on a dollar-for-dollar basis to the extent of such sales surplus, but the American Meter Purchase Price will not be increased above $4,500,000 even if annualized sales are greater than that amount. Any increase in the American Meter Purchase Price will be effected by adjusting the principal balance of the American Meter Note.

         Metretek also entered into a License Agreement (the "American Meter License Agreement") with American Meter and the Selling Securityholder, providing for the license by American Meter and the Selling Securityholder to Metretek of certain operating software, and the development, manufacture and sale by Metretek to American Meter and the Selling Securityholder of certain electronic components and related equipment pertaining to electronic temperature and pressure correction to be imbedded within certain new rotary and turbine meters of American Meter. The American Meter License Agreement also grants to American Meter and its affiliates the right to sell Metretek products in the United States and Canada at certain agreed-upon prices. American Meter and the Selling Securityholder also entered into the five year Non-Competition Agreement (the "American Meter Non-Competition Agreement") with the Company and Metretek, pursuant to which American Meter and the Selling Securityholder agreed not to compete with Metretek in the acquired business.

         While the Company regularly engages in discussions relating to potential acquisitions and dispositions, the Company has no present agreements or commitments with respect to any material acquisition or disposition.

         The Company's principal executive offices are located at 1675 Broadway, Suite 2150, Denver, Colorado 80202, and its telephone number at that address is
(303) 592-5555.

                            THE WARRANT DISTRIBUTION

         The Company is distributing at no cost to holders of record of its Common Stock on the Record Date one Warrant for each four shares of Common Stock held on the Record Date. No Warrants to purchase fractional shares will be issued, but rather the number of Warrants to be distributed to each holder will be rounded down to the nearest whole number of Warrants.



Warrant Distribution.............   Each holder of record of Common Stock on the
                                    Record Date will receive one Warrant for each four shares of Common Stock held on the Record Date. An aggregate of up to 931,802
                                    Warrants will be distributed. (1) (2)

Record Date......................   September 10, 1998

Description of Warrants..........   Each Warrant entitles the holder to purchase
                                    from the Company one share of Common Stock at an exercise price of $4.00 per share, subject to adjustment in certain events, at any time on or after the Record Date until the Warrant Expiration Date. The Warrants will be evidenced by transferable Warrant
                                    Certificates.

Warrant Expiration Date..........   5:00 p.m., Denver, Colorado time, on
                                    September 10, 2003 (five years after the
                                    Record Date).

Redemption of Warrants...........   The Warrants are redeemable at the option of
                                    the Company at a redemption price of $.01 per Warrant at any time on at least 30 days prior written notice, if the closing sale price of the Common Stock equals or exceeds
                                    $6.50 for 20 consecutive trading days ending within 30 days prior to the date notice of redemption is given, and if at such time there is a current effective registration statement covering the Common Stock underlying the Warrants.

Securities Being Offered            Up to 931,802 shares of Common Stock
  by the Company.................   issuable upon the exercise of the Warrants
                                    to be distributed in the Warrant
                                    Distribution (1) (2).

Securities Being Resold
  by Selling Securityholder......   155,081 Warrants, subject to certain lock-up
                                    restrictions (1).

Common Stock Outstanding
  Prior to the Warrant
  Distribution...................   3,546,445 shares (3).

Common Stock Outstanding
  After the Warrant
  Distribution...................   4,478,247 shares (1)(2)(3).

Use of Proceeds..................   For general corporate purposes, which may
                                    include working capital, acquisitions and repayment of debt.

Trading Symbols..................   Common Stock: "MGAS" (Nasdaq National
                                    Market) Warrants: "MGASW" (Nasdaq SmallCap
                                    Market)


Risk Factors.....................   An investment in the securities offered
                                    hereby involves a high degree of risk. See
                                    "Risk Factors."


-------------------------

(1) Includes up to 45,191 Warrants which are covered by the Prospectus and which shall be issuable by the Company to the Selling Securityholder upon the conversion of the American Meter Note, unless the Warrants are redeemed and the American Meter Note is converted after the date of redemption.

(2) Assuming the exercise of all Warrants. Subject to adjustment due to rounding down to avoid fractional Warrants.

(3) Based on the number of shares of Common Stock outstanding on August 31, 1998. Excludes 418,284 shares of Common Stock issuable upon the exercise of outstanding stock options and 96,620 shares of Common Stock issuable upon the exercise of outstanding warrants as of August 31, 1998.

                                  RISK FACTORS

         An investment in the securities offered hereby involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information set forth in or incorporated into this Prospectus, in connection with evaluating an investment in the securities offered hereby.

         HISTORY OF OPERATING LOSSES AND UNCERTAINTY OF AND FLUCTUATION IN FUTURE RESULTS. Although the Company has reported income from continuing operations in recent fiscal years and net income in certain recent fiscal quarters, the Company has a history of incurring net losses since it commenced operations in 1991. As of June 30, 1998, the Company had an accumulated deficit of approximately $21.6 million. For the six months ended June 30, 1998, the Company had net loss of $368,318. For the fiscal years ended December 31, 1997 and 1996, the Company had a net loss of $1,524,137 and $1,541,417, respectively, but had income from continuing operations of $752,516 and $7,988, respectively. Most of the Company's historical operating losses were incurred by its compressed natural gas refueling station equipment business, which was sold in 1997. There is no assurance that the Company will be profitable in the future, or the extent of any profits.

         The Company's operating revenues will fluctuate in the future as a result of a number of factors, some of which are outside the Company's control, including the timing of orders, delays in internal product design projects, the cyclicality and seasonality of the utility industry, acceptance of new products and new technology in the Company's markets, shifting customer bases, Company expenditures on research and development, general economic conditions, economic conditions in the utility industry, the effects of governmental regulations and regulatory changes, capital expenditures and other costs relating to the expansion of operations, the introduction of new products and services by the Company or its competitors, the mix of products and services sold, pricing changes, new product and service introductions by the Company and its competitors, prices charged by suppliers, and other factors set forth in this Prospectus.

         DEPENDENCE ON UTILITY INDUSTRY; UNCERTAINTY RESULTING FROM MERGERS AND ACQUISITIONS AND REGULATORY REFORM. Metretek derives substantially all of its revenues from sales of its products and services to the utility industry. The Company has experienced variability of operating results on both an annual and a quarterly basis due primarily to utility purchasing patterns and delays of purchasing decisions as a result of mergers and acquisitions in the utility industry and changes or potential changes to the federal and state regulatory frameworks within which the utility industry operates. The utility industry, both domestic and foreign, is generally characterized by long budgeting, purchasing and regulatory process cycles that can take up to several years to complete. The Company's utility customers typically issue requests for quotes and proposals, establish committees to evaluate the purchase, review different technical options with vendors, analyze performance and cost/benefit justifications and perform a regulatory review, in addition to applying the normal budget approval process within a utility. Purchases of the Company's products are, to a substantial extent, deferrable in the event that utilities reduce capital expenditures as a result of mergers and acquisitions, pending or unfavorable regulatory decisions, poor revenues due to weather conditions, rising interest rates or general economic downturns, among other factors.

         The domestic utility industry is currently the focus of regulatory reform initiatives in virtually every state, which initiatives have resulted in significant uncertainty for industry participants and raised concerns regarding assets that would not be considered for recovery through ratepayer charges. Consequently, many utilities are delaying purchasing decisions that involve significant capital commitments. While the Company expects some states will act on these regulatory reform initiatives in the near term, there can be no assurance that the current regulatory uncertainty will be resolved in the near future or that the advent of new regulatory frameworks will not have a material adverse effect on the Company's business, financial condition or results of operations. Moreover, in part as a result of the competitive pressures in the utility industry arising from the regulatory reform process, many utility companies are pursuing merger and acquisition strategies. The Company has experienced considerable delays in purchase decisions by utilities that have become parties to merger or acquisition transactions. Typically, such purchase decisions are put on hold indefinitely when merger negotiations begin. The pattern of merger and acquisition activity among utilities may continue for the foreseeable future. If such merger and acquisition activity continues at its current rate or intensifies, the Company's revenues may continue to be materially adversely affected.

         NEED FOR ADDITIONAL FUNDS. The Company anticipates that it will have a continuing need for funds to accomplish its goals in the future. In addition, unanticipated events, over which the Company may have no control, could increase the Company's operating costs or decrease its ability to generate revenues from product and service sales. The Company anticipates, based on the Company's currently proposed plans and assumptions relating to its operations, that the proceeds of the Warrant Distribution, if any, together with projected cash flow from operations and its available capacity under its current credit facility, will be sufficient to satisfy its anticipated cash requirements. Because the exercise price of the Warrants is significantly higher than the recent trading price of the Common Stock, there is no assurance that the Warrants will ever be exercised, or if exercised, how many will be exercised or when they will be exercised. In the event the Company's plans change, its assumptions change or prove to be inaccurate or if projected cash flow from operations and/or any proceeds from the Warrant Distribution prove to be insufficient to fund operations (including for reasons related to unanticipated technical or other problems), the Company could be required to seek additional financing. There is no assurance that the Company will be able to raise needed funds on terms satisfactory to it, or that sufficient funds will be available when needed to pursue its business plan. In addition, the terms of the Company's existing credit facility prohibits the Company from incurring additional indebtedness without lender consent. The Company's inability to secure necessary funds to finance its business operations at the times and in the amounts required could have a material adverse effect on its business, financial condition and results of operations.

         DEVELOPMENT OF NEW PRODUCTS AND NEW TECHNOLOGIES. The Company has made and expects to continue to make substantial investments in technology relating primarily to Metretek's business. The success of the Company, particularly with respect to Metretek, depends to a significant extent on the development and implementation of new product designs and technologies, as well as the enhancement of its existing products. This product development will require additional investments in order to maintain and enhance the Company's market position. There can be no assurance that unforeseen problems will not occur with respect to the Company's technology or products. Development schedules for new products are subject to uncertainty and there can be no assurance that the Company will meet its product development schedule. The Company has experienced delays in new product development in the past and there can be no assurance that delays will not be experienced in the future. Delays in new product development can result from a number of causes, including changes in definition during the development stage, initial failures of products or unexpected behavior of products under certain conditions, failure of third-party supplied components to meet specifications or lack of availability of such components, unplanned interruptions with existing products that can result in reassignment of product development resources, and other factors. Delays in the development and availability of new products could have a material adverse effect on the Company's business and operations. In addition, the Company's business may be substantially adversely impacted if the Company is unable to keep abreast of the latest technological developments, if the Company's existing technologies are rendered obsolete or uneconomical, if the regulations or standards that are developed are not favorable to the Company's product lines or if the Company's competitors obtain more favorable market acceptance. There can be no assurance that the Company will be successful in developing new products or enhancing its existing products on a timely or cost-effective basis, or that such new products or product enhancements will achieve market acceptance.

         Also, the Company's ability to compete in new markets will depend upon a number of factors including, without limitation, the Company's ability to create demand for its products in such markets, its ability to manage its growth effectively, the quality of its products, its ability to respond to changes in its customers' businesses by updating existing products and introducing, in a timely fashion, products which meet the needs of its customers and the ability of the Company to respond rapidly to technological change. The failure of the Company to do any of the foregoing could result in a material adverse effect on its business, financial condition and results of operations. No assurance can be given that the Company will be able to successfully compete in these markets, or that it will be able to meet the technical specifications imposed by its customers or potential customers.

         PRIVATE PROGRAMS. MGT is in the business of managing business trusts and similar entities formed to acquire and operate natural gas asset programs. These private entities are financed by private placements of equity interests raising capital to acquire the assets and business to be operated by the programs. Such private energy programs involve certain risks inherent to MGT as the manager of such programs, including risks due to adverse changes in the success of the programs due to events, conditions and factors outside of the control of MGT such as general and local conditions affecting the energy market, changes in the regulatory environment, reliance upon supplies and customers, hazards of energy facilities, changes in technology, unforseeable capital expenditures and other similar factors.

         RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS. The Company markets and sells its Metretek products and services in certain international markets, and Metretek has an established office in the United Kingdom. International revenues, which are comprised of export sales to foreign markets from the United States and sales by Metretek's United Kingdom subsidiary, were approximately 21% of Metretek's revenues in fiscal 1997 and fiscal 1996, and approximately 8.7% and 8.4% of the Company's consolidated revenues in fiscal 1997 and fiscal 1996, respectively. There are certain risks inherent in transacting business internationally, such as changes in applicable laws and regulatory requirements, export and import restrictions, export controls relating to technology, tariffs and other trade barriers, less favorable intellectual property laws, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, expatriation controls and potential adverse tax consequences, any of which could adversely impact the success of the Company's international activities. A portion of the Company's revenues from sales to foreign entities is in the form of foreign currencies. The Company has no hedging or similar foreign currency contracts, and fluctuations in the value of foreign currencies could adversely impact the profitability of the Company's foreign operations. There can be no assurance that one or more of such factors will not have a material adverse effect on the Company's future international activities and, consequently, on the Company's business, financial condition or results of operations. The Company has limited experience in conducting its business outside the United States and may encounter unforeseen difficulties in conducting operations in foreign countries. In addition, while the Company's current products are designed to meet relevant regulatory requirements of foreign markets in which they are sold, any inability to obtain any required foreign regulatory approval and any changes in foreign regulatory requirements could have a material adverse effect on the Company's ability to conduct business in such markets.

         COMPETITION. The markets for the Company's products and services are highly competitive and are characterized by rapidly changing technology, frequent product and service performance improvements and evolving industry standards. The Company believes that its future ability to compete effectively will depend, in part, upon its ability to continue to improve its products and services and process technologies and to develop new technologies in order to maintain the performance advantages of products and processes relative to competitors, to adapt products and services and processes to technological changes, to identify and adopt emerging industry standards and to adapt to customer needs. Some of the Company's present and potential competitors have substantially greater financial, marketing, technical, manufacturing and other resources, name recognition and experience than the Company. The Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than the Company. There can be no assurance that the Company will be able to compete successfully in the future with any of these sources of competition. In addition, there can be no assurance that competitive pressures will not result in price erosion, reduced margins, loss of market share or other factors. Any of the foregoing could have a material adverse effect on the Company's business, financial condition and results of operations.

         POTENTIAL ACQUISITIONS. Acquisitions have played an important role in the implementation of the Company's business strategy, and the Company believes that additional acquisitions are important to its growth, development and continued ability to compete effectively in the marketplace. The Company evaluates potential acquisitions and strategic investments on an ongoing basis. In the event the Company were to identify an appropriate acquisition candidate, there is no assurance that the Company would be able to successfully negotiate the terms of any such acquisition, finance such acquisition and integrate such acquired business, products, technologies or services into the Company's existing business and operations. Furthermore, the integration of an acquired business could cause a diversion of management time and resources. In addition, there can be no assurance that any acquisition of new technology will lead to the successful development of new products, or that any such new products or services, if developed, will achieve market acceptance or prove to be profitable. There can be no assurance that a given acquisition, when consummated, would not materially adversely affect the Company's business, financial condition or results of operations. If the Company proceeds with one or more significant acquisitions in which the consideration consists of cash, a substantial portion of the Company's available cash (including any proceeds of the Warrant Distribution) could be used to consummate the acquisitions and may result in increased indebtedness, interest and amortization expense or decreased operating income, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. If the Company consummates one or more significant acquisitions in which the consideration consists of capital stock or securities convertible into capital stock, or is financed with the net proceeds of the issuance of capital stock or securities convertible into capital stock, stockholders of the Company could suffer a significant dilution of their percentage ownership interests in the Company. Except as otherwise set forth herein, the Company presently has no agreements or commitments with respect to any material acquisition and there can be no assurance that any such additional businesses will be acquired. In addition, there can be no assurance that any such acquisitions, if made, will be successful or that they will assist the Company in the accomplishment of its long-term strategy.

         LIMITED PROTECTION OF PROPRIETARY RIGHTS; POTENTIAL INFRINGEMENT OF THIRD PARTY RIGHTS. The Company's success and ability to compete are dependent in part upon its proprietary rights and technology. The Company relies on a combination of patents, copyrights, trademark and trade secret laws to establish and protect its rights in its products and proprietary technology. Although the Company maintains certain patents related to its business, the Company does not believe that its competitive position is dependent upon patent protection or that its operations are dependent upon any individual patent. The Company generally requires its employees and consultants to enter into nondisclosure and assignment of invention agreements to limit use of, access to and distribution of proprietary technology. There can be no assurance that the Company's means of protecting its proprietary rights in the United States or abroad will be adequate. In addition, the laws of some foreign countries may not protect the Company's proprietary rights as fully or in the same manner as do the laws in the United States. Despite the Company's efforts to protect its proprietary rights, it may be possible for unauthorized third parties to copy, reverse engineer or otherwise obtain, use or exploit aspects of the Company's products, develop similar technology independently or otherwise obtain and use information that the Company regards as proprietary. There can be no assurance that the Company's competitors will not independently develop technologies similar or superior to the Company's technology or design around the proprietary rights owned by the Company. Although the Company is not aware that any of its products infringe on the proprietary rights of third parties, there can be no assurance that others will not assert claims of infringement in the future or that, if made, such claims will not be successful.

         YEAR 2000 COMPLIANCE. To the extent that the Company's software applications contain source code that is unable to appropriately interpret the upcoming calendar year "2000", some level of modification or even possibly replacement of such source code or applications will be necessary. The Company has initiated the process of analyzing its software applications and those of its significant external suppliers, service providers and customers. However, there can be no assurance that the Company will identify all such Year 2000 problems in its systems or in the computer systems of its suppliers, service providers or customers in advance of their occurrence or that the Company's suppliers and customers will be able to successfully rectify any problems that are discovered. Although the expenses of the Company's efforts to identify and address such problems, or the expenses or liabilities to which the Company may become subject as a result of such problems, are not expected to have a material adverse effect on the Company, there can be no assurance that the cost of interruptions with the systems of suppliers, service providers or customers will not have a material adverse effect on the Company's business, financial condition or results of operations.

         RISKS INHERENT IN NATURAL GAS OPERATIONS. The Company's operations are subject to all the risks normally incident to the servicing and operation of natural gas assets, including encountering unexpected pressures, explosions and fires, which could result in personal injuries, loss of life, environmental damage and other damage to the properties of the Company or others. These operations involve numerous financial, business, regulatory, environmental, operating and legal risks. Damages occurring as a result of these risks may give rise to product liability claims against the Company. The Company has product liability insurance generally providing up to $6,000,000 of coverage per occurrence. However, in accordance with customary industry practice, the Company is not fully insured against these risks, nor are all such risks necessarily insurable. Liability could exceed insurance, if any, and could have a material adverse effect on the Company's business, financial condition or results of operations.

         GOVERNMENTAL REGULATION. The Company's business operations are subject to various federal, state, local and foreign laws and regulations. There is no assurance that laws and regulations either existing or enacted in the future or the repeal or modification of current laws and regulations will not adversely affect the Company's business, financial condition or results of operations. Furthermore, amendments to statutes and regulations and the Company's expansion into new areas could require the Company to continually modify or alter methods of operations at costs which could be substantial. There can be no assurance that the Company will be able, for financial or other reasons, to comply with all applicable laws and regulations.

         DEPENDENCE ON KEY PERSONNEL. The Company's success depends to a large extent on its ability to attract and retain qualified technical and management personnel, including the abilities and continued participation of its executive officers and key employees. There can be no assurance that the Company will be successful in hiring or retaining the requisite personnel. The loss of the services of any of these persons could have a material adverse effect on the Company's business, financial condition or results of operations. The Company does not carry key-man insurance policies on any of its officers, directors or employees.

         DEPENDENCE ON BUSINESS RELATIONSHIPS TO ACHIEVE MARKET PENETRATION. A key element of the Company's business strategy is the formation of corporate relationships with other companies to provide products and services to existing and new markets. The Company is currently investing, and plans to continue to invest, significant resources to develop these relationships. The Company believes that its success in penetrating new markets will depend in large part on its ability to maintain these relationships and to cultivate additional or alternative relationships. There can be no assurance that the Company will be able to develop additional corporate relationships with such companies, that existing relationships will continue or be successful in achieving their purposes or that such companies will not form competing arrangements.

         CONTROL BY OFFICERS, DIRECTORS AND AFFILIATES. As of August 31, 1998, the officers, directors and other affiliates of the Company beneficially owned approximately 1,041,720 shares of Common Stock (including shares issuable upon the exercise or conversion of (i) presently exercisable stock options, (ii) presently exercisable warrants (other than the Warrants), and (iii) the American Meter Note, but excluding the Warrants), which shares constituted 26.5% of the total outstanding shares of Common Stock prior to the Warrant Distribution (assuming all options, warrants and rights (other than the Warrants) held by the officers, directors and affiliates are exercised or converted). While the Company is unaware of any agreement among such persons to act together with respect to their Common Stock, if such persons should agree to act together, they would be able to materially influence the outcome of all matters submitted to a vote of the Company's stockholders. Such a concentration of ownership may have an adverse effect on the market price of the Common Stock.

         SHARES ELIGIBLE FOR FUTURE SALE. Virtually all of the Company's outstanding shares of Common Stock are presently eligible for immediate sale in the public market. Sales of substantial amounts of Common Stock into the public market, or a perception that such sales could occur, and the existence of options and warrants to purchase Common Stock representing an overhanging obligation of the Company to sell additional Common Stock at prices that may be below the then current market price of the Common Stock, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities. Also as of August 31, 1998, options to purchase 418,284 shares of Common Stock and warrants to purchase 96,620 shares of Common Stock were outstanding. The Selling Securityholder has certain registration rights with respect to 620,326 shares of Common Stock issued to it by the Company or issuable to it upon the conversion of the American Meter Note, but the Selling Securityholder has agreed with the Company not to sell any of the Warrants it receives in the Warrant Distribution except subject to the limitations of a certain lock-up agreement.

         ANTI-TAKEOVER PROVISIONS. Certain provisions of (i) the Restated Certificate of Incorporation, as amended (the "Certificate"), and the By-Laws, as amended (the "By-Laws"), of the Company, including a fair price requirement, a classified Board of Directors, anti-greenmail restrictions, super majority vote requirements for certain fundamental corporate actions and certain provisions relating to stockholder actions, (ii) the termination arrangements in the employment contracts with certain executive officers of the Company, and
(iii) the Company's Rights Agreement, may have the effect of delaying or preventing a change in control of the Company and may make more difficult the removal of incumbent management even if such transactions could be beneficial to stockholders. Further, Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") prohibits the Company from engaging in certain business combinations with interested stockholders. These provisions may have the effect of delaying or preventing a change in control of the Company without action by the stockholders, and therefore could adversely affect the market price of Common Stock.

         AUTHORIZATION AND ISSUANCE OF PREFERRED STOCK. The Board of Directors of the Company is authorized to issue, without further stockholder approval, up to 2,500,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), which consists of 1,000,000 shares of Series A Preferred Stock, 1,000,000 shares of Series B Preferred Stock and 500,000 shares of Series C Preferred Stock. The terms of the Series A Preferred Stock and the Series C Preferred Stock are fixed and include rights preferential to the Common Stock with respect to dividends and liquidation preferences. The Board of Directors is also authorized to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to the Series B Preferred Stock without further stockholder approval. The Company may in the future issue shares of Preferred Stock or create additional series and classification of Preferred Stock. No shares of Preferred Stock are currently issued and outstanding, and the Company has no current plan or intention to issue any shares of Preferred Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock and, further, could be used by the Board of Directors as a means to prevent a change in control of the Company. See "Description of Capital Stock - Preferred Stock."

         NO DIVIDENDS. The Company has never paid any cash dividends and intends to retain its earnings, if any, in the foreseeable future in order to finance the operations and growth of the Company. In addition, the Company's credit facility prohibits the payment of cash dividends without the consent of the lender. Accordingly, it is anticipated that no dividends will be paid to holders of the Common Stock in the foreseeable future.

         VOLATILITY OF COMMON STOCK PRICE. The market price of the Company's Common Stock has in the past been, and may in the future continue to be, highly volatile. A variety of events, including quarter-to-quarter variations in operating results, news announcements, trading volume, general trends in the industry, overall market conditions, technological innovations or new products or services by the Company or its competitors, revised earnings estimates or other comments by analysts, general stock market trends and other factors, could result in wide fluctuations in the market price of the Common Stock. Although the exercise price of the Warrants has been fixed at a level substantially in excess of the current market price of the Company's Common Stock as reported by The Nasdaq National Market, no assurance can be given that the future market price of the Common Stock will ever equal or exceed the exercise price of the Warrants. In addition, it is possible that in some future period the Company's operating results may be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock could be materially adversely affected. Additionally, the stock market in general, and the market for technology stocks in particular, have experienced extreme price volatility in recent years. Volatility in price and volume has had a substantial effect on the market prices of many technology companies for reasons unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations could have a significant impact on the market price of the Common Stock.

         BROAD DISCRETION IN APPLICATION OF PROCEEDS. There is no assurance that the Warrants will ever be exercised, or if any Warrants are exercised, how many will be exercised. Accordingly, there is no assurance that the Warrant Distribution will result in any net proceeds to the Company, or if any, how much. Any net proceeds from the Warrant Distribution will be applied to working capital and general corporate purposes. Accordingly, the Board of Directors of the Company is retaining broad discretion as to the application of such proceeds. See "Use of Proceeds."

         POTENTIAL ADVERSE EFFECT OF REDEMPTION OF WARRANTS. The Warrants may be redeemed by the Company at any time at a redemption price of $.01 per Warrant upon at least 30 days prior written notice, provided that the market price of the Common Stock for 20 consecutive trading days ending within 30 days of the date notice is given equals or exceeds $6.50, subject to adjustment under certain events. Redemption of the Warrants could force the holders to exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants, or to accept the redemption price, which will be substantially less than the market value of the Warrants at the time of redemption.

         CURRENT REGISTRATION STATEMENT AND STATE BLUE SKY REGISTRATION. Holders of the Warrants will have the right to exercise the Warrants only if a current registration statement relating to the Common Stock underlying the Warrants is then effective, and only if the issuance of such Common Stock has been registered or qualified, or complies with an exemption from such requirements, under the securities laws of the states and jurisdictions in which the various Warrant holders reside. Although the Company intends to use its best efforts to keep the Registration Statement current during the Warrant exercise period, there is no assurance that it will be able to do so. The Warrants may be deprived of any value if a current registration statement covering the underlying Common Stock is not kept effective, if the issuance of such Common Stock is not registered or qualified, or is not made in compliance with applicable exceptions from such requirements, in the states in which the Warrant holders reside.

         IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of Common Stock upon the exercise of Warrants will experience an immediate and substantial dilution in the net tangible book value of the Common Stock. To the extent outstanding options to purchase shares of the Company's Common Stock are exercised, there will be further dilution.

         UNCERTAINTY OF STOCK PRICE AFTER WARRANT DISTRIBUTION. The Company cannot be certain what effect the issuance of up to 931,802 Warrants in the Warrant Distribution or of up to 931,802 shares of Common Stock upon the exercise of the Warrants at $4.00 per share will have on the market price of the Common Stock.

         DETERMINATION OF WARRANT EXERCISE PRICE. The exercise price of the Warrants was arbitrarily determined by the Company and does not necessarily bear any relation to the Company's book value, operating results, financial condition or other established criteria of value. The exercise price of the Warrants is substantially higher than the price the Common Stock is trading on the date of this Prospectus or has traded in the recent past on The Nasdaq National Market. The exercise price is not necessarily indicative of any future market price of the Common Stock, and there is no assurance that the market price of the Common Stock will equal or exceed the exercise price of the Warrants at any time during or after the Warrant exercise period.

         NO ASSURANCE OF PUBLIC MARKET FOR WARRANTS. Prior to the Warrant Distribution, there has been no public market for the Warrants. Although the Warrants have been approved for inclusion in The Nasdaq SmallCap Market, there can be no assurance that a regular trading market will develop for the Warrants or, if developed, can be sustained throughout the exercise period of the Warrants.

         NASDAQ NATIONAL MARKET LISTING. The Company's Common Stock is currently listed on The Nasdaq National Market. The continued listing of the Common Stock is dependent upon the Company and the Common Stock meeting certain market listing requirements, including, without limitation, a $1.00 minimum bid price for the Common Stock and a $5 million market value of public float (shares not owned by an officer, director or 10% shareholder of the Company). If the Company is unable to satisfy this current listing criteria in the future and cannot qualify for listing on The Nasdaq SmallCap Market, then the Common Stock will only be eligible for trading in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the

National Association of Securities Dealers, Inc. As a consequence of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities, and the reduction in liquidity could materially adversely affect the Company's ability to issue additional securities to secure additional financing.

         In addition, because the Company's Common Stock is listed on The Nasdaq National Market, the issuance of the Warrants and the sale of the shares of Common Stock issuable upon the exercise of the Warrants is subject to an exemption from registration in most states. If the Common Stock were delisted from The Nasdaq National Market, even if the Common Stock were listed on The Nasdaq SmallCap Market, then such exemption would cease to apply, and the Company would have to seek to register the issuance and/or the exercise of the Warrants in most states. In such event, residents of jurisdictions in which the Warrants were not registered or otherwise qualified for sale who acquired the Warrants from the Company as a distribution, in open market purchases, or otherwise, would not be able to exercise their Warrants unless and until the Common Stock issuable thereunder was registered in the applicable jurisdiction or an exemption from registration was available, neither of which can be assured. Warrant holders would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. The availability of those exemptions, however, may be subject to certain conditions, including, in some cases, filing requirements prior to issuing shares of Common Stock upon exercise.

         In addition, if the Common Stock were delisted from trading on The Nasdaq National Market and were not eligible for listing on The Nasdaq SmallCap Market, and if the trading price of the Common Stock were to be below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock" (generally, any non-Nasdaq equity security that has a market price of less then $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of persons who exercise Warrants to sell the underlying Common Stock in the secondary market.

                                 USE OF PROCEEDS

         The maximum net proceeds to the Company from the sale of the up to 931,802 shares of Common Stock issuable upon exercise of the Warrants to be issued in or as a result of the Warrant Distribution are estimated to be approximately $3,647,208 (assuming all the shares of Common Stock offered hereby are purchased pursuant to the exercise of the Warrants and after deducting estimated expenses of the Warrant Distribution of $80,000), although there is no assurance all or any of the Warrants will ever be exercised. The Company currently intends to use the net proceeds from the exercise of the Warrants for working capital and general corporate purposes, which may include future acquisitions by the Company, repayment of bank debt or the American Meter Note, purchase of new equipment and product development. While the Company regularly engages in discussions relating to potential acquisitions and may consider using portions of any net proceeds for acquisition opportunities that arise in the future, the Company currently has no present agreements or commitments with respect to any material acquisition. The actual use of proceeds may vary depending on many factors, including changes in the Company's financial condition, business opportunities that become available to the Company, changes in the Company's planned operations and changes in the business climate. Any application of net proceeds will be at the discretion of the Board of Directors of the Company. Pending the use of the proceeds as set forth above, the net proceeds will be invested in short-term marketable securities.

         The Company will not receive any of the proceeds from the issuance of the Warrants to holders of the Company's Common Stock as a dividend in the Warrant Distribution or from any sale of the Warrants by the Selling Securityholder.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data of the Company and its subsidiaries as of and for the years ended December 31, 1996 and 1997 have been derived from the audited consolidated financial statements of the Company incorporated by reference into this Prospectus. The selected consolidated financial data of the Company and its subsidiaries as of and for the six months ended June 30, 1997 and 1998 have been derived from the unaudited consolidated financial statements of the Company incorporated by reference into this Prospectus, which, in the opinion of management, contain all adjustments (all of which are normal and recurring) necessary for a fair presentation of the consolidated financial condition and the results of operations of the Company and its subsidiaries as of and for the periods presented. The selected financial data for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the full year ending December 31, 1998. The selected consolidated financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the related notes thereto incorporated by reference into this Prospectus. All share and per share data in the following table has been restated to reflect the one-for-four reverse split of the Common Stock of the Company effected on July 6, 1998.

                                                                    YEAR ENDED                      SIX MONTHS
                                                                    DECEMBER 31,                  ENDED JUNE 30,
                                                               ----------------------         ----------------------
                                                                1996           1997            1997           1998
                                                               -------        -------         -------       --------
STATEMENT OF OPERATIONS DATA:                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
   Natural gas measurement sales and services.......           $18,419        $20,390         $ 9,696        $ 8,695
   Other............................................               596            827             182            287
                                                               -------        -------         -------        -------
        Total revenues..............................            19,015         21,217           9,878          8,982
                                                               -------        -------         -------        -------
Costs and expenses:
   Cost of measurement sales and services...........            11,987         12,921           6,040          5,639
   General and administrative.......................             3,705          3,803           1,960          2,017
   Selling, marketing and service...................             1,589          1,642             778            664
   Depreciation and amortization....................               907            945             467            477
   Research and development.........................               730          1,062             505            451
   Interest and other...............................                89             91              55            102
                                                               -------        -------         -------        -------
        Total costs and expenses....................            19,007         20,464           9,805          9,350
                                                               -------        -------         -------        -------
Income (loss) from continuing operations............                 8            753              73           (368)
                                                               -------        -------         -------        -------
Loss from discontinued operations...................            (1,549)        (2,277)         (2,009)             0
                                                               -------        -------         -------        -------
Net loss............................................           $(1,541)       $(1,524)        $(1,936)       $  (368)
                                                               =======        =======         =======        =======
Income (loss) per basic common share:
   Continuing operations............................           $  0.00        $  0.24         $  0.02        $ (0.11)
   Discontinued operations..........................             (0.51)         (0.74)          (0.65)          0.00
                                                               -------        -------         -------        -------
Net loss per basic common share.....................           $ (0.51)       $ (0.50)        $ (0.63)       $ (0.11)
                                                                ======        =======         =======        =======
Income (loss) per common share -- assuming
dilution:
   Continuing operations............................           $   .00        $  0.24         $  0.02        $ (0.11)
   Discontinued operations..........................             (0.51)         (0.74)          (0.65)          0.00
                                                               -------        -------         -------        -------
Net loss per common share -- assuming dilution......           $ (0.51)       $ (0.50)        $ (0.63)       $ (0.11)
                                                               =======        =======         =======        =======
Weighted average common shares outstanding..........             3,025          3,076           3,074          3,234
Incremental shares from assumed conversion of
   stock options....................................                 1              8               1              0
                                                               -------        -------         -------        -------
Weighted average common shares assuming dilution....             3,026          3,084           3,075          3,234
                                                               =======        =======         =======        =======

                                                                  DECEMBER 31,                 JUNE 30,
                                                               ------------------        -------------------
                                                                1996       1997           1997        1998
                                                               -------    -------        -------    --------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.....................................          $  7,282    $ 6,285       $  5,921     $ 7,182
Total assets........................................            19,589     18,679         18,302      21,266
Long term debt, including current maturities........               646        388            919       1,503
Total stockholders' equity..........................            17,292     15,849         15,434      17,636


                            THE WARRANT DISTRIBUTION

         The Company is distributing, at no cost, as a dividend to each holder of its Common Stock of record as of the close of business on September 10, 1998, the Record Date, one Warrant for each four shares of Common Stock held on the Record Date. A total of up to 931,802 Warrants will be issued in the Warrant Distribution, including up to 45,191 Warrants issuable to the Selling Securityholder upon the conversion of the American Meter Note, if and when the Selling Securityholder elects to convert the American Meter Note, unless the Warrants are redeemed by the Company and the American Meter Note is converted after the close of business on the date fixed for redemption.

         No Warrants to purchase fractional shares will be issued. The number of Warrants to be issued to each stockholder will be rounded down to the nearest whole Warrant. Warrant holders may (i) purchase Common Stock through the exercise of their Warrants, (ii) trade their Warrants, or (iii) allow their Warrants to expire unexercised.

         The Warrants will be issued pursuant to the terms and conditions of a Warrant Agency Agreement (the "Warrant Agreement") between the Company and American Securities Transfer & Trust, Inc. (the "Warrant Agent"), as Warrant Agent. The following description of the Warrants is not complete and is qualified in its entirety by reference to the Warrant Agreement, which is an exhibit to the Registration Statement of which this Prospectus is a part and is available upon request to the Company.

TERMS OF THE WARRANTS

         Each Warrant entitles the holder thereof to purchase one share of the Company's Common Stock at an exercise price of $4.00 per share, subject to adjustment in certain events, at any time during the period commencing on the Record Date and ending at 5:00 p.m., Denver, Colorado time, on September 10, 2003 (five years after the Record Date). Warrants not exercised prior to the Warrant Expiration Date will no longer be exercisable, but will become null and void and will have no value. Upon at least 30 days prior written notice to all holders of Warrants, the Company has the right to reduce the exercise price and/or to extend the term of the Warrants.

         The Warrants are redeemable at the option of the Company at a redemption price of $.01 per Warrant at any time on at least 30 days prior written notice, if the closing sale price of the Common Stock equals or exceeds $6.50 for 20 consecutive trading days ending within 30 days prior to the date notice of redemption is given, and if at such time there is a current effective registration statement covering the Common Stock underlying the Warrants. Holders of Warrants will have the right to exercise the Warrants until the close of business on the date fixed for redemption.

         No Warrants will be exercisable unless at the time of exercise there is a current prospectus covering the issuance of shares of Common Stock upon the exercise of such Warrants under an effective registration statement filed with the Commission and such shares of Common Stock have been qualified for sale or are exempt from qualification under the securities laws of the state of residence of the holder of such Warrants. Although the Company intends to have all shares of Common Stock so qualified for sale in those states where the Warrants are being offered and to maintain a current prospectus relating thereto until the expiration of the Warrants, subject to the terms of the Warrant Agreement, there can be no assurance that it will be able to do so. The Company is also required to keep available a sufficient number of authorized shares of Common Stock to permit exercise of the Warrants.

         The exercise price of the Warrants and the number of shares of Company Stock issuable upon exercise of the Warrants will be subject to adjustment to protect against dilution in the event of stock dividends, stock splits, combinations, subdivisions, reclassifications, reorganizations, mergers, and similar corporate transactions. However, the Warrants are not subject to adjustment for issuance of shares of Common Stock (or securities convertible into or exercisable for Common Stock) at prices below the exercise price of the Warrants.

         The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the Warrant holders. No other modification may be made to the Warrants, without the consent of a majority of the Warrant holders.

DETERMINATION OF EXERCISE PRICE OF WARRANTS

         The exercise price of the Warrants was arbitrarily determined by the Company and does not necessarily bear any relation to the Company's book value, operating results, financial condition or any other established criteria of value, and should not be regarded as indicative of any future market price of the Common Stock. The exercise price of the Warrants is substantially higher than the price the Common Stock has traded in the recent past on The Nasdaq National Market. No assurance can be given that the market price of the Company's Common Stock will equal or exceed the exercise price of the Warrants at any time during or after the exercise period.

METHOD OF OFFERING

         The Warrant Distribution is being made directly by the Company. The Company will not pay any underwriting discounts or commissions, finders fees or other remuneration in connection with any distribution of the Warrants or sales of the shares of the underlying Common Stock offered hereby, other than the fees paid to American Securities Transfer & Trust, Inc. as the Warrant Agent. The Company estimates that the expenses of the Warrant Distribution will be approximately $80,000.

         The Warrants will be evidenced by Warrant Certificates that will be distributed to holders of record of Common Stock by the Warrant Agent, along with copies of this Prospectus, on or about September 18, 1998.

         All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the exercise of the Warrants are the responsibility of the holders of the Warrants, and none of such commissions, fees or expenses will be paid by the Company.

EXERCISE OF WARRANTS AND WARRANT AGENT

         Warrant holders may exercise the Warrants by properly completing and signing the subscription form on the Warrants including, if required, a signature guarantee from an eligible institution, and mailing or delivering the Warrants to the Warrant Agent, together with a payment of the aggregate exercise price of the Warrants in full (in U.S. dollars) by such holder, to:

                   American Securities Transfer & Trust, Inc.
                           938 Quail Street, Suite 101
                             Denver, Colorado 80215
                            Telephone: (303) 234-5300
                            Facsimile: (303) 234-5340

A holder may exercise Warrants in whole or in part, but no Warrants may be exercised for fractional shares of Common Stock.

         The exercise price will be considered to have been paid only upon clearance of the wire transfer, certified or official bank check, bank draft or money order tendered therefor. All funds received by the Warrant Agent from the exercise of the Warrants will be deposited upon receipt. Pending issuance of certificates representing shares of Common Stock, funds received for the exercise of Warrants will be held in a segregated escrow account.

         Once a holder has exercised a Warrant, the exercise may not be revoked. To be accepted, the properly completed Warrants and payment with respect to the exercise price of the Warrants must be received by the Warrant Agent before 5:00 p.m. Denver, Colorado time on September 10, 2003. The instruction accompanying the Warrants should be read carefully and followed in detail. WARRANTS SHOULD BE SENT WITH PAYMENT TO THE WARRANT AGENT. DO NOT SEND WARRANTS TO THE COMPANY.

         CERTIFICATES REPRESENTING THE SHARES OF COMMON STOCK SUBSCRIBED FOR WILL BE ISSUED AND DELIVERED AS SOON AS PRACTICABLE AFTER PAYMENT OF THE EXERCISE PRICE OF THE WARRANTS. HOLDERS OF WARRANTS, AS SUCH, WILL NOT HAVE ANY RIGHTS AS STOCKHOLDERS OF THE COMPANY UNTIL STOCK CERTIFICATES REPRESENTING THE SHARES OF COMMON STOCK SUBSCRIBED FOR ARE ISSUED TO THEM.

         The risk of method of delivery of all documents and payment is on the holders of the Warrants, not the Company. If the mail is used, it is recommended that payments be made by registered mail, properly insured, return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Warrant Agent before the expiration of the Warrants.

         Questions relating to the method of exercise and requests for additional copies of this Prospectus should be directed to the Warrant Agent at the address set forth above.

TRANSFER OF WARRANTS

         The Warrants will be transferable separately from the Common Stock immediately upon distribution. The Warrants have been approved for inclusion in The Nasdaq SmallCap Market under the symbol "MGASW." However, there can be no assurance that a trading market for the Warrants will develop or, if developed, can be sustained throughout the exercise period of the Warrants.

NOMINEE HOLDERS

         Holders on the Record Date who hold shares of Common Stock for the account of others, such as brokers, trustees or depositories for securities (a "Nominee Record Date Holder"), should contact the respective beneficial owners of such shares as soon as possible to ascertain those beneficial owners' intentions and to obtain instructions and certain beneficial owner certificates with respect to their Warrants, all as included in the instruction distributed by Nominee Record Date Holders to beneficial owners. If a beneficial owner so instructs, the Nominee Record Date Holder should complete the appropriate subscription form on the Warrants and submit them to the Warrant Agent with the proper payment. In addition, beneficial owners of Common Stock or Warrants held through such Nominee Record Date Holder should contact the Nominee Record Date Holder and request the Nominee Record Date Holder to effect transactions in accordance with the beneficial owner's instructions.

INTERPRETATION

         All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any exercise will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any exercise if it is not in proper form or if the acceptance thereof or the issuance of Common Stock pursuant thereto could be deemed unlawful. The Company also reserves the right to waive any defect with regard to any particular exercise. The Company shall not be under any duty to give notification of any defects or irregularities in exercises, nor shall it incur any liability for failure to give such notification. Warrants will not be deemed to have been exercised until any such defects or irregularities have been cured or waived within such time as the Company shall determine. Warrant exercises with defects or irregularities which have not been cured or waived will be returned by the Company to the appropriate holder of the Warrants as soon as practicable.

STATE AND FOREIGN SECURITIES LAWS

         The Warrants may not be exercised by any person, and neither this Prospectus nor any Warrants shall constitute an offer to sell or a solicitation of an offer to purchase any shares of Common Stock in any jurisdiction in which such transactions would be unlawful. The Company believes that any action required of the Company has been taken to permit exercises of the Warrants and purchases of the Common Stock in all states in which holders of Warrants as of the Record Date reside. No action has been taken in any jurisdiction outside the United States to permit offers and sales of the Warrants or the Common Stock. Consequently, the Company may reject subscriptions pursuant to the exercise of Warrants by any holder of Warrants outside the United States, and the Company may also reject subscriptions from holders in jurisdictions within the United States if it should later determine that it may not lawfully issue shares of Common Stock without taking other actions in such jurisdiction.

POTENTIAL DILUTION

         The Warrant Distribution may result in a significant dilution of the voting interests of holders of the Company's Common Stock, depending on whether such holders exercise their Warrants. Such dilution would reduce a Common Stock holder's percentage ownership interest in the Company. As of August 31, 1998, 3,546,445 shares of Common Stock were issued and outstanding. If all the Warrants to be issued in the Warrant Distribution are exercised (but no other outstanding warrants or options are exercised and the American Meter Note is not converted), then 4,433,056 shares of Common Stock will be outstanding (based on the number of outstanding shares on August 31, 1998), and the percentage ownership interest of a holder of Common Stock who does not exercise his Warrants (whether because he trades or holds them, but does not exercise them) would be decreased by approximately 20%.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the material anticipated federal income tax consequences of the Warrant Distribution. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable treasury regulations promulgated thereunder (the "Treasury Regulations"), judicial authority and administrative rulings and practice, all as in effect on the date hereof. Legislative, judicial or administrative rules and interpretations are subject to change, potentially on a retroactive basis, at any time and therefore could alter or modify the statements and conclusions set forth below. For the purpose of this discussion, it is assumed that the Warrants and the Common Stock are held as capital assets by United States persons (i.e., citizens or residents of the United States or domestic corporations). This summary does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to a particular holder of Common Stock or Warrants in light of such holder's personal investment circumstances, holders holding Common Stock or Warrants as security for borrowings or those holders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals). The summary also does not discuss any consequences of the Warrant Distribution under any state, local, foreign, gift or estate tax laws. No ruling from the Internal Revenue Service (the "Service") or opinion of counsel will be obtained regarding the federal income tax consequences to the stockholders of the Company as a result of the Warrant Distribution. ACCORDINGLY, EACH HOLDER IS ENCOURAGED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF RECEIVING, HOLDING, EXERCISING AND DISPOSING OF THE WARRANTS, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME TAX LAWS.

WARRANTS

         Receipt of Warrants. The Company intends to treat the Warrant Distribution as a nontaxable distribution pursuant to Section 305(a) of the Code. Under the Company's intended treatment (i.e., treating the Warrant Distribution as a non-taxable distribution), if a Warrant is exercised, the tax basis of the Warrant in the hands of a holder will be determined by allocating the holder's tax basis in his shares of Common Stock with respect to which the Warrant was distributed between such shares of Common Stock and the Warrant, in proportion to their relative fair market values on the date of distribution of the Warrants (the "Warrant Distribution Date"). If, however, the fair market value of the Warrant on the Warrant Distribution Date is less than 15% of the fair market value of the shares of Common Stock with respect to which the Warrant was distributed, the holder's tax basis in the Warrant will be deemed to be zero unless the holder affirmatively elects, in accordance with Treasury Regulations, to apportion his or her tax basis in accordance with the preceding sentence. The holding period of a Warrant will include the holding period for the shares of Common Stock with respect to which the Warrant was distributed.

         However, the law applicable to the receipt of the Warrant Distribution is not entirely clear and the Service may take the position that the Warrant Distribution constitutes a taxable distribution under Section 301 of the Code. In this event, a holder receiving a Warrant would be considered to have received a distribution on the Warrant Distribution Date, in an amount equal to the fair market value of the Warrant received. Although the Company has an accumulated deficit in earnings and profits, to the extent the Company has current earnings and profits in the taxable year of the Warrant Distribution, if the distribution were treated as a taxable distribution, the distribution would be treated first as a dividend taxable as ordinary income, next as a nontaxable recovery of the adjusted tax basis in the Common Stock with respect to which the Warrant was distributed and finally as gain from the sale or exchange of such Common Stock. A holder's tax basis in a Warrant received in a taxable distribution would equal the fair market value of the warrant as of the Warrant Distribution Date and the holding period of the warrant would commence on the Distribution Date.

         Exercise of Warrants. No gain or loss will be recognized by a holder of Warrants upon exercise of the Warrants for cash. The adjusted tax basis of a holder of Common Stock acquired upon exercise of Warrants will be equal to the sum of the holder's adjusted tax basis in the exercised Warrants and the exercise price of the Warrants. The holding period for Common Stock acquired upon exercise of Warrants will commence on the date of such exercise.

         Disposition of Warrants. The sale or other disposition of Warrants will result in the recognition of gain or loss by the holder of such Warrant in an amount equal to the difference between the amount realized and the holder's adjusted tax basis in the Warrant (determined as discussed above). Gain or loss will be capital gain or loss if the Warrant was held as a capital asset, and will be long-term capital gain or loss if the Warrant has a holding period for tax purposes of more than one year. As discussed above, the date on which the holding period for the Warrant commences will depend on whether the Warrant is treated as a non-taxable distribution or as a distribution taxable under Section 301 of the Code.

COMMON STOCK

         The sale or other disposition of Common Stock acquired upon exercise of a Warrant will result in the recognition of gain or loss by the holder of such Common Stock in an amount equal to the difference between the amount realized and the holder's adjusted tax basis in the Common Stock. Gain or loss will be capital gain or loss if the Common Stock was held as a capital asset, and will be long-term capital gain or loss if the Common Stock has a holding period for tax purposes of more than one year. The holding period commences on the date such Warrants are exercised.

TAX CONSEQUENCES TO THE COMPANY

         The Company will not recognize any income or gain upon the distribution of the Warrants, the exercise of the Warrants, or the expiration or redemption of the Warrants.

                             SELLING SECURITYHOLDER

         The Selling Securityholder is American Meter Software Corporation (formerly known as Eagle Research Corporation), a wholly-owned subsidiary of American Meter Company, located at 105 Erskine Lane, Scott Depot, West Virginia 25560. The Warrants being offered by the Selling Securityholder pursuant to this Prospectus consist of 155,081 Warrants to be issued to the Selling Securityholder in the Warrant Distribution, including up to 45,191 Warrants issuable upon the conversion of the American Meter Note (unless, if the Warrants are called for redemption, such conversion occurs after the Warrants are redeemed by the Company). Any such sale of the Warrants is subject to the terms of a certain lock-up agreement ("Lock-Up Agreement") between the Selling Securityholder and the Company. Under the terms of the Lock-Up Agreement, the Selling Securityholder and its affiliates may not, until the earlier of the Warrant Expiration Date or the date the Warrants are redeemed, if ever, directly or indirectly, pursuant to this Prospectus, Rule 144 or otherwise, offer, sell, grant any option to purchase or dispose of any Warrants (or announce the same) without the prior written consent of the Company, except as follows: (i) during any three-month period, 2% of the aggregate number of Warrants then outstanding may be sold; and (ii) in the event the Company gives written notice of redemption of the Warrants in accordance with the terms of the Warrant Agreement, any or all of the Warrants may be sold. This Prospectus does not cover the resale by the Selling Securityholder or any of its affiliates of any shares of Common Stock, whether acquired in connection with the American Meter Transaction, upon conversion of the American Meter Note, upon exercise of the Warrants, or otherwise.

         As of August 31, 1998, the Selling Securityholder beneficially owned 620,326 shares of Common Stock, including 180,766 shares of Common Stock issuable upon the conversion of the American Meter Note, representing 16.6% of the shares of Common Stock of the Company outstanding plus the shares of Common Stock issuable upon conversion of American Meter Note. Harry I. Skilton, the President, Chief Executive Officer and a Director of American Meter and an executive officer and a director of the Selling Securityholder, beneficially owns 9,357 shares of Common Stock, including 6,857 shares issuable upon the exercise of outstanding stock options, which represents approximately 0.3% of the outstanding shares of Common Stock. The shares of Common Stock beneficially owned by Mr. Skilton have not been included in the Selling Securityholder's beneficial ownership. The Selling Securityholder has certain registration rights with respect to the Common Stock beneficially owned by it. See "Description of Capital Stock--Registration Rights." The Selling Securityholder and American Meter are also parties with the Company and Metretek with respect to the American Meter License Agreement and the American Meter Non-Competition Agreement. See "Prospectus Summary--The Company".

         Because the Selling Securityholder may sell all, some or none of the Warrants it beneficially owns, no estimate or assurance can be given as to the number of Warrants that will actually be sold by the Selling Securityholder.

         The Company has been advised by the Selling Securityholder that the Selling Securityholder, or its pledgees, donees, transferees or other successors in interest, may from time to time offer for sale all or a portion of the Warrants it receives in the Warrant Distribution in one or more transactions (which may include block transactions or ordinary brokerage transactions) on The Nasdaq SmallCap Market or on such other market or exchange on which the Warrants may from time to time be trading, in privately negotiated transactions, through a combination of such methods of sale, or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The Selling Securityholder, or its pledgees, donees, transferees or other successors in interest, may effect such transactions by selling the Warrants directly to purchasers, acting as principals for their own accounts, or by selling their Warrants to or through brokers or dealers acting as principals for their own accounts or as agents for their customers. In effecting such transactions, the brokers or dealers engaged by the Selling Securityholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholder and/or the purchasers of the Warrants for whom such brokers or dealers act as agent, or to whom they sell as principal, or both (which compensation to a particular broker or dealer may be in excess of customary commissions).

         The Selling Securityholder, and any brokers, dealers or agents that participate with the Selling Securityholder in the distribution of the Warrants, may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any compensation received by such brokers, dealers or agents and any profits received by them upon the resale of the Warrants as principal may be deemed to be underwriting discounts and commissions for purposes of the Securities Act.

         To the extent required, the amount of the Warrants to be offered, the purchase prices, the public offering prices, the names of any agents, brokers, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Company in a Prospectus Supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Warrants may be limited in its ability to engage in market activities with respect to such Warrants or the Common Stock. The Selling Securityholder and any other persons participating in the sale or distribution of the Warrants will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Warrants or the Common Stock by the Selling Securityholder or any other such person. The foregoing may affect the marketability of the Warrants.

         The Company has agreed to indemnify the Selling Securityholder against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Selling Securityholder may be required to make in respect thereof. The Company has agreed to bear all expenses of the Warrants, other than commissions, discounts, concessions, or other compensation payable to brokers, dealers or underwriters in connection with such resale, which will be borne by the Selling Securityholder.

         Any or all of the sales or other transactions involving the Warrants described above, whether effected by the Selling Securityholder, any broker, dealer, agent or others, may be made pursuant to this Prospectus. In addition, any Warrants that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

         Offers or sales of the Warrants have not been registered or qualified under the laws of any country, other than the United States. In order to comply with the securities laws of certain states, if applicable, the Warrants may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Warrants may not be sold unless the Warrants have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

         No underwriter, broker, dealer or agent has been engaged by the Company in connection with the distribution of the Warrants to which this Prospectus relates. All costs associated with this offering will be paid by the Company, provided the Company shall not be responsible for any discounts, commissions, concessions or other compensation payable to brokers, dealers or agents in connection with the sale of Warrants.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share, of which 1,000,000 shares are designated as Series A, 1,000,000 shares are designated as Series B, and 500,000 shares are designated as Series C. As of August 31, 1998, (i) 3,546,445 shares of Common Stock and no shares of Preferred Stock were issued and outstanding,
(ii) options to purchase 418,284 shares of Common Stock were outstanding, and
(iii) warrants (not including the Warrants) exercisable for 96,620 shares of Common Stock were outstanding. The following description of the Company's capital stock does not purport to be complete but is qualified in its entirety by reference to the Company's Certificate and By-laws and the other documents referred to herein, which are exhibits to the Registration Statement, and to the DGCL.

COMMON STOCK

         Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock have the right to a ratable portion of the assets remaining after satisfaction of liabilities of the Company and subject to all liquidation preferences on any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive or preferential rights to purchase or subscribe for any part of any additional securities or rights to convert their Common Stock into other securities and are not subject to future calls or assessments by the Company. Holders of Common Stock have no conversion, sinking fund or redemption rights. All outstanding shares of Common Stock are, and all shares of Common Stock to be issued upon exercise of the Warrants will, upon issuance and against payment as contemplated herein, be, fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors is authorized, without further action by the holders of Common Stock, to issue the Preferred Stock, from time to time, in one or more series, and to designate the relative rights and preferences of the Preferred Stock, when and if issued. Such rights and preferences may include preferences on liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interests of the holders of the Common Stock and could adversely affect the voting power of the holders of Common Stock. The issuance of Preferred Stock could also have the effect of delaying or preventing a change in control of the Company and may have an adverse effect on the rights of the holders of Common Stock.

         All previously outstanding shares of Series A Preferred Stock, the terms of which were fixed in connection with a previous transaction and would need to be modified to facilitate any future issuances, have been converted into Common Stock pursuant to their terms. The Board of Directors has not fixed any of the rights or preferences of the Series B Preferred Stock. The Series C Preferred Stock is to be issued in connection with the Rights Agreement described below and has the following terms: cumulative quarterly dividends in preference to the holders of Common Stock equal to the greater of $16.00 per share or 100 times the dividend paid per share to holders of Common Stock; 100 votes per share; and a preference on liquidation equal to the greater of $64.00 per share or 100 times the amount payable per share to the holders of Common Stock.

         No shares of the Preferred Stock are presently outstanding, and the Company has no current plans to issue any shares of Preferred Stock, except as provided under "Rights Agreement" below.

WARRANTS

         Warrants to be Issued in the Warrant Distribution. For a description of the terms of the Warrants to be issued in the Warrant Distribution, see "The Warrant Distribution".

         Metretek Warrants. Pursuant to the Company's acquisition of Metretek, the Company issued warrants to purchase Common Stock (the "Metretek Warrants") to the holders of then outstanding warrants to purchase Metretek capital stock. As of August 31, 1998, there were outstanding four series of Metretek Warrants to purchase an aggregate of 36,620 shares of Common Stock (subject to adjustment in certain events), with expiration dates ranging from 1999 to 2004 and exercise prices ranging from $44.48 to $88.96 per share. The shares of Common Stock issuable upon the exercise of the Metretek Warrants cannot be resold unless such resale is registered under the Securities Act and under applicable state securities laws or is made pursuant to an available exemption therefrom.

         Other Warrants. The Company also has outstanding warrants to purchase 60,000 shares of Common Stock. Warrants to purchase 50,000 shares of Common Stock (the "Consulting Warrants") were issued to an unaffiliated consultant (the "Consultant"). The Consulting Warrants are exercisable until March 13, 2003 (subject to earlier termination in certain events), subject to vesting and with exercise prices based upon an ascending market price of the Common Stock. Consulting Warrants to purchase 12,500 shares of Common Stock were vested at on exercise price of $4.43 per share as of the date of this Prospectus. In addition, warrants to purchase 10,000 shares of Common Stock issued to an unaffiliated person are exercisable until September 17, 1999 at an exercise price of $17.00 per share. The shares of Common Stock issuable upon the exercise of such warrants cannot be resold unless such resale is registered under the Securities Act and under applicable state securities laws or is made pursuant to an available exemption therefrom.

REGISTRATION RIGHTS

         In connection with the American Meter Transaction, the Company granted to the Selling Securityholder certain registration rights with respect to 620,326 shares of Common Stock issued to the Selling Securityholder, including the shares of Common Stock issuable upon conversion of the American Meter Note. The Selling Securityholder has the right to require the Company, on one occasion between May 4, 2000 until May 4, 2006 (or 90 days after the Selling Securityholder's beneficial ownership of the Company's Common Stock becomes less than 10%), to file a registration statement under the Securities Act in order to register all or any part of its shares of Common Stock. The Company may in certain circumstances defer such registration, and in an underwritten public offering, the underwriters have the right, subject to certain limitations, to limit the number of shares included in such registration. The Company is obligated to pay the first $10,000 of the expenses of any demand registration, and the Selling Securityholder will pay all other expenses of such registration. In addition, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders, then the Selling Securityholder is entitled to include its shares of Common Stock in such registration, at the Company's expense, subject to customary underwriting and hold-back provisions. The Selling Securityholder has declined to exercise its registration rights with respect to this registration, except for the registration of the resale of the Warrants. See "Selling Securityholder".

         The holders of the Metretek Warrants have the right, under certain circumstances, to require the Company to register the shares of Common Stock issuable upon exercise of the Metretek Warrants under the Securities Act and applicable state securities laws commencing in 1999. See "-- Metretek Warrants", above.

         The Company has also granted to the Consultant certain registration rights with respect to the 50,000 shares of Common Stock (the "Consulting Shares") issuable upon exercise of the Consulting Warrants. The Consultant has the right to require the Company, on one occasion between September 13, 1998 and March 13, 2003, to file a registration statement under the Securities Act in order to register the Consulting Shares. The Company may in certain circumstances defer such registration, and in an underwritten public offering, the underwriters have the right, subject to certain limitations, to limit the number of Consulting Shares included in such registration. The Company is obligated to pay the first $10,000 of the expenses of any demand registration, and the Consultant will pay all other expenses of such registration. In addition, if the Company proposes to register any of its securities under the Securities Act, then the Consultant is entitled to include the Consulting Shares in such registration, at the Company's expense, subject to customary underwriting and hold-back provisions. The Consultant has declined to exercise its registration rights with respect to this registration.
See "-- Other Warrants", above.

DELAWARE BUSINESS COMBINATION STATUTE

         The Company is subject to the provisions of Section 203 of the DGCL (the "Business Combination Statute"). In general, the Business Combination Statute prohibits a publicly-held Delaware corporation from engaging in certain "business combinations" with an "interested stockholder" for a period of three years after the time that such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) the interested stockholder owned at least 85% of the voting stock of the corporation outstanding upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, or (iii) the business combination is approved by the board of directors and authorized at a meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock, other than shares held by the interested stockholder. A "business combination" is defined broadly to include a merger, consolidation, sale or other disposition of assets and certain other transactions resulting in the receipt of financial benefits by the interested stockholder. An "interested stockholder" is defined as a person who, together with affiliates and associates, beneficially owns (or within the preceding three years, did beneficially own) 15% or more of the outstanding voting stock.

         The Business Combination Statute could have the effect of delaying, deferring or preventing a change in control of the Company by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of the Company to negotiate a transaction with the Board of Directors. To the extent these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares or could depress the market price of the Common Stock.

RIGHTS AGREEMENT

         On December 2, 1991, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each share of Common Stock outstanding on December 2, 1991 (the "Rights Record Date"), and further authorized the issuance of one Right for each share of Common Stock issued after the Record Date until the earlier of the "Rights Distribution Date," the "Rights Redemption Date" and the "Rights Expiration Date" (as such terms are defined below). Each Right entitles the registered holder thereof to purchase from the Company one one-hundredth of a share of Series C Preferred Stock, par value $.01 per share (the "Series C Preferred Share"), of the Company at a purchase price of $100.00 per one one-hundredth of a Series C Preferred Share (the "Series C Preferred Share Purchase Price"), subject to adjustment. The description and terms of the Rights set forth herein is not complete and is qualified in its entirety by reference to the Rights Agreement, dated December 2, 1991, as amended (the "Rights Agreement"), between the Company and American Securities Transfer & Trust, Inc., as rights agent.

         Until the earlier to occur of (i) the tenth day after a public announcement that a person or group of affiliated or associated persons (a "Person") has become an Acquiring Person, or (ii) the tenth business day (or such later date as may be determined by the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of commencement, or the first public announcement of the intention to commence, a tender offer or exchange offer which would result in the beneficial ownership by a person or group of 15% or more of the outstanding Common Stock (the earlier of such dates being called the "Rights Distribution Date"), the Rights will be evidenced by the certificates for Common Stock.

         The term "Acquiring Person" is defined for purposes of the Rights Agreement as any Person who beneficially owns 15% or more of the Common Stock then outstanding, subject to certain exceptions for related parties set forth in the Rights Agreement. Notwithstanding the foregoing, neither American Meter nor any of its affiliates shall be deemed to be an "Acquiring Person," and no "Rights Distribution Date" shall be deemed to have occurred, solely by reason of the execution of the Purchase Agreement (or any amendment thereto in accordance with the terms thereof) or the consummation of the transactions contemplated thereby or by the beneficial ownership by American Meter and/or its affiliates of up to, but not in excess of, 25% of the Common Stock then outstanding. However, a Person who obtains beneficial ownership of 15% or more of the outstanding shares of Common Stock, either (i) by reason of share purchases by the Company reducing the number of shares of Common Stock outstanding, or (ii) inadvertently, as determined in good faith by the Board of Directors of the Company, if such Person promptly divests itself of enough shares of Common Stock so as to beneficially own less than 15% of the outstanding Common Stock, shall not be an Acquiring Person.

         The Rights Agreement provides that, until the Rights Distribution Date, the Rights will be transferred with and only with the Common Stock, and the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Rights Distribution Date, and such separate Right Certificates alone will evidence the rights. The Rights are not exercisable until the Rights Distribution Date. The Rights will expire on December 1, 2001 (the "Rights

Expiration Date"), unless the Rights Expiration Date is extended or unless the Rights are earlier redeemed by the Registrant, in each case, as described below. In the event any Person becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by an Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the Series C Preferred Share Purchase Price of the Right.

         In the event that, at any time after the Rights Distribution Date, (i) the Company is acquired in a merger or other business combination transaction,
(ii) any Person merges with and into the Company and the Company is the surviving corporation, but the Common Stock is changed or exchanged, or (iii) 50% or more of the consolidated assets or earning power of the Company are sold after a Person becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by an Acquiring Person (which have previously become voided as set forth above), will thereafter have the right to receive, upon the exercise thereof at the then current Series C Preferred Share Purchase Price of the Rights, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

         At any time after a Person becomes an Acquiring Person but before the Acquiring Person becomes the beneficial owner of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right, subject to adjustment. At any time prior to the time a Person becomes an Acquiring Person, the Board of Directors of the Company may redeem all, but not less than all, of the Rights at a redemption price of $.04 per Right (such date being called the "Rights Redemption Date").

         The Rights Agreement may be amended by the Board of Directors of the Company without the consent of the holders of the Rights; provided, however, that from and after such time as any Person becomes an Acquiring Person, no such amendment may adversely affect the interests of the holders of the Rights, and except that the Board of Directors of the Company may not reduce the threshold at which "Acquiring Person" status is obtained to less than the greater of (i) the sum of .001% and the largest percentage of the outstanding Common Stock then known by the Company to be beneficially owned by any Person (other than certain related parties), and (ii) 10%. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Registrant on terms not approved by the Board of Directors of the Company, including, without limitation, the right to vote or to receive dividends.

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a Person that attempts to acquire the Registrant on terms not approved by the Board of Directors of the Company. Accordingly, the existence of the Rights may deter certain acquirers from making takeover proposals or tender offers in which stockholders may otherwise desire to participate. The Rights may be beneficial to management in a hostile tender offer and may have an adverse impact on stockholders who may want to participate in such tender offer. However, the Rights are not intended to prevent any takeover, but rather are designed to enhance the ability of the Board of Directors of the Company to negotiate with an acquirer on behalf of all the stockholders. In addition, the Rights should in no way interfere with any proxy contest. The Rights should not interfere with any merger or other business combination approved by the Board of Directors of the Company, because the Board of Directors of the Company may, at its option, at any time prior to such time as any Person becomes an Acquiring Person, redeem all but not less than all of the outstanding Rights.

TRANSFER AGENT

         The Transfer Agent for the Common Stock and the Warrants is American Securities Transfer & Trust, Inc., 938 Quail Street, Suite 101, Lakewood, Colorado 80215.

                                  LEGAL MATTERS

         Certain legal matters with respect to the legality of the issuance of the Common Stock issuable upon exercise of the Warrants, and of the resale of the Warrants by the Selling Securityholder, will be passed upon for the Company and the Selling Securityholder by Kegler, Brown, Hill & Ritter Co., L.P.A., Columbus, Ohio.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Eagle Research Corporation included in the Company's Current Report on Form 8-K/A, filed with the Commission on July 16, 1998, have been audited by Arthur Andersen LLP, independent public accountants, for the period indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of such firm as experts in giving such report.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Section 145 of the DGCL, the Company's Certificate requires the Company to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that such person is or was an officer or director of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise. The indemnity includes expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, for criminal proceedings, had no reasonable cause to believe such person's conduct was unlawful. The Company also is required to indemnify the same persons against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the Company under the same conditions, except that no indemnification is permitted without judicial approval unless the person is successful on the merits or otherwise in the defense of any action referred to above, in which case the Company must indemnify such person against the expenses which such person actually and reasonably incurred.

         As permitted by Section 102(b)(7) of the DGCL, the Company's Certificate also contains a provision eliminating each director's liability to the Company or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit.

         The Company maintains directors and officers liability insurance coverage that indemnifies its officers and directors against certain losses that may arise out of their positions with the Company and indemnifies the Company for liabilities it may incur to indemnify its officers and directors.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

================================================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THIS PROSPECTUS RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.


                                -----------------


                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

Available Information..........................................................3
Incorporation Of Certain Documents By Reference................................3
Forward-Looking Statements.....................................................4
Prospectus Summary.............................................................5
Risk Factors...................................................................8
Use Of Proceeds...............................................................15
Selected Consolidated Financial Data..........................................16
The Warrant Distribution......................................................17
Certain Federal Income Tax Consequences.......................................20
Selling Securityholder........................................................22
Description Of Capital Stock..................................................23
Legal Matters.................................................................28
Experts  .....................................................................28
Indemnification Of Directors And Officers.....................................28


================================================================================





================================================================================





                        MARCUM NATURAL GAS SERVICES, INC.









                                931,802 SHARES OF
                                  COMMON STOCK

                              155,081 COMMON STOCK
                                PURCHASE WARRANTS






                                   ----------

                                   PROSPECTUS

                                   ----------




                               SEPTEMBER 10, 1998






================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following expenses of the offering (other than underwriting discounts and commissions), all of which are estimated (other than the SEC Registration Fee and the Nasdaq Application Fee), will be paid by the
Registrant:

           SEC Registration Fee                                    $ 1,657
           Nasdaq Application Fee                                   23,500
           Blue Sky Fees and Expenses                                5,000
           Transfer Agent's Fees                                     4,000
           Printing and Engraving Costs                             18,000
           Legal Fees and Expenses                                  20,000
           Accounting Fees and Expenses                              5,000
           Miscellaneous                                             2,843
                                                                   -------
                     Total                                         $80,000
                                                                   =======

The Selling Securityholder is not paying any of the expenses of the offering.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Registrant is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware provides in regard to indemnification of directors and officers as follows:

         Section 145. Indemnification of Officers, Directors, Employees and Agents; Insurance.

                  (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.


                  (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.


                  (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.


                  (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.


                  (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.


                  (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.


                  (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.


                  (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.


                  (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

                  (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

                  (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         In accordance with Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Registrant's Restated Certificate of Incorporation, as amended, contains a provision eliminating the personal liability of a director of the Registrant to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as a director, except for the liability of a director for (i) any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) unlawful payment of dividends or unlawful stock purchases or redemptions; or
(iv) any transaction for which the director derived an improper personal benefit.


         Article Ninth of the Registrant's Restated Certificate of Incorporation, as amended, provides in regard to indemnification of directors and officers as follows:


         A. The corporation may indemnify or agree to indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonably cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.


         B. The corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery, or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or other such court shall deem proper.


         C. To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in sections A. and B. of this Article, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.


         D. Any indemnification under sections A. and B. of this Article, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in sections A. and B. of this Article. Such determination shall be made (1) by a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding, or
(2) if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five (5) years, or (3) by the stockholders, or (4) by the Court of Chancery or the court in which such action, suit, or proceeding was brought. Any determination made by the disinterested directors under section D.(1) or by independent legal counsel under section D.(2) of this Article shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under Section B. of this Article, and within ten (10) days after receipt of such notification, such person shall have the right to petition the Court of Chancery or the court in which such action or suit was brought to review the reasonableness of such determination.


         E. No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the director derived an improper personal benefit.


         F. Expenses, including attorneys' fees, incurred in any action, suit, or proceeding referred to in sections A. and B. of this Article, may be paid by the corporation in advance of the final disposition of such action, suit, or proceedings upon receipt of a written undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article. If a majority vote of a quorum of disinterested directors so directs by resolution, said written undertaking need not be submitted to the corporation. Such a determination that a written undertaking need not be submitted to the corporation shall in no way affect the entitlement of indemnification as authorized by this Article.


         G. The indemnification and advancement of expenses provided in this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Restated Certificate or the bylaws or any agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.


         H. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, trustee, officer, employee, or agent of another corporation (including a subsidiary of this corporation), domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liability under this Article.


         I. For purposes of this Article, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee, or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.


         J. For purposes of this Article, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee, or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Article.


         K. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


         In addition, the Registrant maintains a directors' and officers' liability insurance policy covering its directors and officers against certain losses, including liabilities under the Securities Act, incurred by them in such capacities to the extent such losses are not indemnified by the Registrant.

ITEM 16. EXHIBITS

(2)      PLAN OF PURCHASE, SALE, REORGANIZATION, ARRANGEMENT, LIQUIDATION OR
         SUCCESSION:

         (2.1) Asset Purchase Agreement, dated April 30, 1993, among Weatherford [U.S.] Marcum Natural Gas Services, Inc. (Incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-K filed on May 14, 1993.)

         (2.2) Amended and Restated Agreement and Plan of Merger, dated as of December 17, 1993, amended and restated as of January 31, 1994, among Marcum Natural Gas Services, Inc., Marcum Acquisition Corp. and Metretek, Incorporated. (Incorporated by reference to Appendix A of the Proxy Statement-Prospectus filed as a part of Registrant's Registration Statement on Form S-4, Registration No. 33-73874.)

         (2.3) Asset Purchase Agreement, dated as of June 27, 1997, by and between Natural Fuels Corporation, as buyer, and Marcum Fuel Systems, Inc., DVCO Fuel Systems, Inc. and Marcum CNG Systems, Inc., as seller. (Incorporated by reference to Exhibit 2.1 to Registrant's Form 8-K filed on July 11, 1997.)

         (2.4) Asset Purchase Agreement, dated as of March 23, 1998, by and among Eagle Research Corporation, American Meter Company, Metretek, Incorporated and Marcum Natural Gas Services, Inc. (Incorporated by reference to Exhibit 2.6 of Registrant's Form 10-KSB for the year ended December 31, 1997).

 (3)     ARTICLES OF INCORPORATION AND BY-LAWS:

         (3.1) Restated Certificate of Incorporation, as amended, of Marcum Natural Gas Services, Inc. (Incorporated by reference to
                  Exhibit 3.1 to Registrant's Registration Statement on Form S-18, Registration No. 33-44558.)

         (3.2) Certificate of Amendment to the Restated Certificate of Incorporation, as amended, of Marcum Natural Gas Services, Inc. (Incorporated by reference to Exhibit 3.1 of Registrant's Form 8-K filed on July 7, 1998.)

         (3.3) By-Laws of Marcum Natural Gas Services, Inc., as amended. (Incorporated by reference to Exhibit 3.2 to Registrant's Registration Statement on Form SB-2, Registration No. 33-82868.)

(4)      INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
         INDENTURES:

         (4.1) Specimen Common Stock Certificate. (Incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-18, Registration No. 33-44558.)

         (4.2) Rights Agreement, dated as of December 2, 1991, between Marcum Natural Gas Services, Inc. and American Securities Transfer, Inc. (Incorporated by reference to Exhibit 10.6 to Registrant's Registration Statement on Form S-18, Registration No. 33-44558.)

         (4.3) Amendment No. 1 to Rights Agreement, dated as of March 23, 1998, between Marcum Natural Gas Services, Inc. and American Securities Transfer & Trust, Inc. (incorporated by reference to Exhibit 2 to Registrant's Form 8-A/A Amendment No. 1 filed April 3, 1998).

         (4.4)    Form of Common Stock Purchase Warrant.*

         (4.5) Form of Warrant Agency Agreement between Marcum Natural Gas Services, Inc. and American Securities Transfer & Trust, Inc.*

         (4.6) Notice and Waiver of Registration Rights and Lock-Up Agreement, dated September 4, 1998, between Marcum Natural Gas Services, Inc., Metretek, Incorporated, American Meter Software Corporation and American Meter Company.**

(5)      OPINION:

         (5.1)    Opinion of Kegler, Brown, Hill & Ritter Co., L.P.A.**

(23)     CONSENTS OF EXPERTS AND COUNSEL:

         (23.1)   Deloitte & Touche LLP**

         (23.2)   Arthur Andersen LLP**

         (23.3) Consent of Kegler, Brown, Hill & Ritter Co., L.P.A. (included in Exhibit 5.1)**

(24)     POWER OF ATTORNEY:

         (24.1) Powers of Attorney of the Registrant and its executive officers and directors (included on Signature Page).


----------------------
*  Previously filed as an exhibit to this Registration Statement.

** Filed herewith.

ITEM 17. UNDERTAKINGS.

         (a) Small Business Issuer will:


             (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:


                 (i) Include any additional or changed material information on the plan of distribution.


             (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.


             (3) File a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the end of the offering.


         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Small Business Issuer pursuant to the foregoing provisions, or otherwise, the Small Business Issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Small Business Issuer of expenses incurred or paid by a director, officer or controlling person of the Small Business Issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Small Business Issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d) The Small Business Issuer will:

             (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Small Business Issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared if effective.


             (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado on the 4th day of September, 1998.

                                        MARCUM NATURAL GAS SERVICES, INC.

                                        By:  /s/ W. PHILLIP MARCUM
                                             -----------------------------------
                                             W. Phillip Marcum, President

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed on September 4, 1998 by the following persons in the capacities indicated.

SIGNATURE                            TITLE
---------                            -----

         *                           President, Chief Executive Officer
----------------------------         and Director (Principal Executive
W. Phillip Marcum                    Officer)


         *                           Executive Vice President, Chief Financial
----------------------------         Officer, Treasurer and Director
A. Bradley Gabbard                   (Principal Financial Officer)


          *                          Principal Accounting Officer, Controller
----------------------------         and Secretary (Principal Accounting
Gary J. Zuiderveen                   Officer)


         *                           Director
----------------------------
Basil M. Briggs

         *                           Director
----------------------------
Robert Lloyd

         *                           Director
----------------------------
Anthony D. Pell

         *                           Director
----------------------------
Albert F. Thomasson

         *                           Director
----------------------------
Ronald W. McKee

         *                           Director
----------------------------
Harry I. Skilton

* Signed pursuant to a Power of Attorney

By /s/ PAUL R. HESS
   -------------------------
   Paul R. Hess, Attorney in Fact

                        MARCUM NATURAL GAS SERVICES, INC.
                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                                  EXHIBIT INDEX
                                  -------------

      EXHIBIT NUMBER        EXHIBIT DESCRIPTION
      --------------        -------------------

      4.4                  Form of Common Stock Purchase Warrant*

      4.5 Form of Warrant Agency Agreement between Marcum Natural Gas Services, Inc. and American Securities Transfer & Trust, Inc.*

      4.6 Notice and Waiver of Registration Rights and Lock-Up Agreement, dated September 4, 1998, between Marcum Natural Gas Services, Inc., Metretek, Incorporated, American Meter Software Corporation and American Meter Company.**

      5.1                  Opinion of Kegler, Brown, Hill & Ritter Co., L.P.A.**

      23.1                 Consent of Deloitte & Touche LLP**

      23.2                 Consent of Arthur Andersen LLP**

      23.3                 Consent of Kegler, Brown, Hill & Ritter Co., L.P.A.
                           (Included in Exhibit 5.1)**

      24.1 Powers of Attorney of the Registrant and its executive officers and directors (included on Signature Page)


---------------------------
*  Previously filed as an exhibit to this Registration Statement.
**  Filed herewith.